OLD MUTUAL FUNDS I
OLD MUTUAL FUNDS II
OLD MUTUAL FUNDS III
OLD MUTUAL INSURANCE SERIES FUNDS

Investment Committee Charter

Organization

      Each of the Boards of Trustees (each a "Board") of Old Mutual Funds I, Old Mutual Funds II, Old Mutual
Funds III, and Old Mutual Insurance Series Fund (each, a
"Trust") shall have an Investment Committee. The full
Board of each Trust shall appoint a Chairperson and members of the Investment Committee. The Chairperson of the Investment Committee of each Trust shall set the agenda for, and preside at, each meeting of the Committee.

Purpose

      The primary purpose of the Investment Committee is to assist the Board in carrying out its fiduciary duties with respect to oversight of Fund investments.

Oversight

To the extent requested by the Chairperson of each Trust, the Investment Committee shall from time to time review, and make recommendations to the full Board, issues relating to the Funds' investments. For example, these areas may include, among other things:

*	Fund performance
*	Use of derivatives
*	Pricing and fair valuation of securities
*	Purchase-in-kind and redemption-in-kind
transactions
*	Maintenance of assets, in particular foreign
markets
*	Dividends and distributions
*	Such other areas as the Chairperson of each
Trust shall from time to time request the Investment Committee to review

Meetings and Reporting

      The Investment Committee of each Trust shall meet quarterly, unless otherwise determined by the Chairperson of the Committee, and shall keep minutes and records of its meetings and shall report to the full Board on its reviews and recommendations, if any. The Investment Committees of the Trusts may meet jointly, in the discretion of the Chairpersons of the Committees.

Authority and Funding

      The Investment Committee of each Trust shall have the resources and authority appropriate to carry out its duties, including the authority to engage counsel and other advisers, experts or consultants, as it deems necessary to carry out its duties, all at the expense of the Trust.

Review and Amendments to Charter

      The Investment Committee of each Trust shall review this Charter annually and recommend to the full Board any changes to the Charter that the Committee deems appropriate. This Charter may be amended only by the full Board.

Adopted: May 21, 2008









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